                  INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                             AND SUBSIDIARIES

                     COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share figures)

                              NINE MONTHS ENDED      THREE MONTHS ENDED
                                  01/31/97                01/31/97
                              -----------------      ------------------
Income from continuing
 operations                   $ 1,321                    $2,201
Income from discontinued
 operations                       519                       152
Gain on sale of discontinued
 operations                       955                       955
                              -------                    ------
Net income                    $ 2,795                    $3,308
                              =======                    ======

Weighted average common
 shares outstanding            25,904                    27,655
Net effect of dilutive
 stock options                    775                       788
                              -------                    ------
       Total                   26,679                    28,443
                              =======                    ======
Per share amounts:
Income from continuing
 operations                   $  0.05                    $ 0.08
Income from discontinued
 operations                      0.02                      0.01
Gain on sale of discontinued     0.03                      0.03
 operations
                              -------                    ------
Net income                    $  0.10                    $ 0.12
                              =======                    ======